Exhibit 99.1

Granite Reports First Quarter 2022 Results

•	Revenue of $548 million, a decrease of 3.3% compared to the prior year
•	Diluted net loss per share from Continuing Operations of ($0.42); adjusted diluted net loss per share from Continuing Operations of ($0.28) (1)
•	Cash and marketable securities of $398 million, debt lower ending at $299 million following partial pay down of term loan
•	Committed and Awarded Projects ("CAP") (2) relatively flat at $3.9 billion reflecting continued increases in California and Mountain groups offset by expected decreases in Central group
•	Completed the sale of Granite Inliner, LLC

WATSONVILLE, Calif. - Granite Construction Incorporated (NYSE: GVA) today announced results for the quarter ended March 31, 2022.

First Quarter 2022 Results

Net loss from continuing operations totaled ($19) million, or ($0.42) per diluted share, compared to a net loss from continuing operations of ($63) million, or ($1.38) per diluted share, in the prior year. Adjusted net loss from continuing operations (1) totaled ($13) million, or ($0.28) per diluted share, compared to adjusted net loss from continuing operations (1) of ($7) million, or ($0.15) per diluted share, in the prior year.

•	Revenue decreased $18 million to $548 million compared to $566 million in the prior year.
•	Gross profit decreased $4 million to $50 million compared to $54 million in the prior year; and gross profit margin decreased to 9.1% compared to 9.5% in the prior year.
•	Selling, general, and administrative (“SG&A”) expenses were $59 million or 10.7% of revenue, compared to $61 million or 10.8% of revenue in the prior year.
•	Adjusted EBITDA (1) from continuing operations totaled $4 million compared to $9 million in the prior year.
•	CAP (2) totaled $3.9 billion, which was down $75 million sequentially to the prior quarter and down $237 million compared to the prior year.
•	Cash and marketable securities decreased $54 million to $398 million compared to $452 million in the prior year, while debt decreased $41 million to $299 million from $340 million in the prior year.

"While the first quarter of the year is typically slower due to the seasonal nature of our business, we made significant strides executing on our strategic plan," said Kyle Larkin, Granite President and Chief Executive Officer.  "We closed on the sale of Inliner and utilized a portion of the proceeds to pay off one half of our term loan while also repurchasing 611,000 shares. We made good progress on the previously-announced divestitures of the Water Resources and Mineral Services businesses that we expect to complete later this year.  I am pleased with the CAP distribution among our groups and with the level of bidding activity and opportunities in our markets.  I believe we are well positioned to execute on our strategic plan and drive increased profitability through project execution and investment in our businesses while continuing to be opportunistic in delivering immediate value to shareholders through share repurchases."

(1) Adjusted net income (loss) from continuing operations, adjusted diluted income (loss) per share from continuing operations, earnings before interest, taxes, depreciation, and amortization (“EBITDA”) from continuing operations, EBITDA margin from continuing operations, adjusted EBITDA from continuing operations, and adjusted EBITDA margin from continuing operations are non-GAAP measures. Please refer to the description and reconciliation of non-GAAP measures in the attached tables.

(2) CAP is comprised of revenue we expect to record in the future on executed contracts, including 100% of our consolidated joint venture contracts and our proportionate share of unconsolidated joint venture contracts, as well as the general construction portion of construction manager/general contractor, construction manager/at risk and progressive design build contracts to the extent contract execution and funding is probable.

First Quarter 2022 Segment Results (Unaudited - dollars in thousands)

Construction Segment
Three Months Ended March 31,	2022	2021	Change
Revenue from continuing operations	$474,935	$506,971	$(32,036)	(6.3)%
Gross profit from continuing operations	$48,192	$52,769	$(4,577)	(8.7)%
Gross profit as a percent of revenue from continuing operations	10.1%	10.4%

Committed and Awarded Projects	March 31, 2022	December 31, 2021	Change - Quarter over Quarter		March 31, 2021	Change - Year over Year
California	$1,480,950	$1,476,066	$4,884	0.3%	$1,349,272	$131,678	9.8%
Central	1,426,255	1,585,309	(159,054)	(10.0)%	2,057,790	(631,535)	(30.7)%
Mountain	1,027,522	948,689	78,833	8.3%	764,870	262,652	34.3%
Total	$3,934,727	$4,010,064	$(75,337)	(1.9)%	$4,171,932	$(237,205)	(5.7)%

Construction revenue decreased compared to the prior year primarily due to a $29 million decrease in revenue in the Central group.  The Central group's decrease in revenue, which was partially offset by strong performance in the Arizona region, was expected as the group continues to work through the Old Risk Portfolio ("ORP") and works to transform the Texas and Florida regions.  The California group revenue decrease of $15 million was partially offset by an increase of $12 million in revenue in the Mountain group.  Gross profit decreased compared to the prior year due to lower revenue and continued burn of lower margin work early in the year.  During the quarter, the ORP revenue totaled $80 million with a gross loss and net loss, after non-controlling interest ("NCI") of ($3) million, compared to ORP revenue of $105 million with a gross loss of ($1) million and slight net profit after NCI in the prior year.

CAP was down $75 million sequentially to the prior quarter and down $237 million compared to the prior year. The $394 million year over year increase in CAP in the California and Mountain groups was offset by the $632 million decrease in Central group CAP.

Materials Segment
Three Months Ended March 31,	2022	2021	Change
Revenue from continuing operations	$72,651	$59,361	$13,290	22.4%
Gross profit from continuing operations	$1,583	$943	$640	67.9%
Gross profit as a percent of revenue from continuing operations	2.2%	1.6%

Materials revenue increased compared to the prior year as all three groups experienced increased aggregate and asphalt volumes.  Gross profit and gross profit margin both increased slightly over the prior year as price increases and oil price mitigation measures, including bulk purchases and forward contracts, partially offset the impact of higher fuel and liquid asphalt costs.

Outlook

For the 2022 fiscal year, the Company's guidance is unchanged as follows:

• Low single digit growth in revenue from continuing operations
• Adjusted EBITDA margin from continuing operations in the range of 6% to 8%
• SG&A expense from continuing operations in the range of 8.0% to 8.5% of revenue
• Low-to-mid-20s effective tax rate range for continuing operations
• Capital expenditures in the range of $100 million to $115 million

Conference Call

Granite will conduct a conference call today, April 28, 2022, at 8:00 a.m. Pacific Time/11:00 a.m. Eastern Time to discuss the results of the quarter ended March 31, 2022. The Company invites investors to listen to a live audio webcast of the investor conference call on its Investor Relations website, https://investor.graniteconstruction.com. The investor conference call will also be available by calling 1-877-328-5503; international callers may dial 1-412-317-5472. An archive of the webcast will be available on Granite's Investor Relations website approximately one hour after the call. A replay will be available after the live call through May 5, 2022, by calling 1-877-344-7529, replay access code 2748600; international callers may dial 1-412-317-0088.

About Granite

Granite is America’s Infrastructure Company™. Incorporated since 1922, Granite (NYSE:GVA) is one of the largest diversified construction and construction materials companies in the United States as well as a full-suite civil construction provider. Granite’s Code of Conduct and strong Core Values guide the Company and its employees to uphold the highest ethical standards. Granite is an industry leader in safety and an award-winning firm in quality and sustainability. For more information, visit the graniteconstruction.com, and connect with Granite on LinkedIn, Twitter, Facebook and Instagram.

Forward-looking Statements

Any statements contained in this news release that are not based on historical facts, including statements regarding future events, occurrences, opportunities, circumstances, activities, performance, growth, demand, strategic plans, shareholder value, outcomes, outlook, 2022 fiscal year guidance for revenue, Adjusted EBITDA margin from continuing operations, SG&A expense from continuing operations, effective tax rate for continuing operations, and capital expenditures, Committed and Awarded Projects (“CAP”), results, the expected sale of the Water Resources and Mineral Services business later this year, the execution of our strategic plan and the expected results constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by words such as “future,” “outlook,” “assumes,” “believes,” “expects,” “estimates,” “anticipates,” “intends,” “plans,” “appears,” “may,” “will,” “should,” “could,” “would,” “continue,” "guidance" and the negatives thereof or other comparable terminology or by the context in which they are made. These forward-looking statements are estimates reflecting the best judgment of senior management and reflect our current expectations regarding future events, occurrences, opportunities, circumstances, activities, performance, growth, demand, strategic plans, shareholder value, outcomes, outlook, 2022 fiscal year guidance for revenue, Adjusted EBITDA margin from continuing operations, SG&A expense from continuing operations, effective tax rate for continuing operations, and capital expenditures, CAP2, results, the expected sale of the Water Resources and Mineral Services business later this year, the execution of our strategic plan and the expected results. These expectations may or may not be realized. Some of these expectations may be based on beliefs, assumptions or estimates that may prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our business, financial condition, results of operations, cash flows and liquidity. Such risks and uncertainties include, but are not limited to, those described in greater detail in our filings with the Securities and Exchange Commission, particularly those described in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

Due to the inherent risks and uncertainties associated with our forward-looking statements, the reader is cautioned not to place undue reliance on them. The reader is also cautioned that the forward-looking statements contained herein speak only as of the date of this news release and, except as required by law; we undertake no obligation to revise or update any forward-looking statements for any reason.

GRANITE CONSTRUCTION INCORPORATED

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited - in thousands, except share and per share data)

	March 31, 2022	December 31, 2021	March 31, 2021
ASSETS
Current assets
Cash and cash equivalents	$360,911	$395,647	$440,833
Short-term marketable securities	14,953	—	—
Receivables, net	380,502	464,588	393,283
Contract assets	180,023	145,437	144,780
Inventories	74,356	61,965	65,977
Equity in construction joint ventures	191,183	189,911	186,536
Other current assets	179,024	177,210	59,938
Current assets held-for-sale	211,774	392,641	159,394
Total current assets	1,592,726	1,827,399	1,450,741
Property and equipment, net	450,250	433,504	426,953
Long-term marketable securities	21,775	15,600	11,300
Investments in affiliates	22,987	23,368	27,760
Goodwill	53,715	53,715	53,715
Right of use assets	48,920	49,312	48,688
Deferred income taxes, net	25,880	24,141	40,306
Other noncurrent assets	65,888	67,888	69,291
Noncurrent assets held-for-sale	—	—	244,930
Total assets	$2,282,141	$2,494,927	$2,373,684

LIABILITIES AND EQUITY
Current liabilities
Current maturities of long-term debt	$8,735	$8,727	$8,700
Accounts payable	285,390	324,313	269,497
Contract liabilities	165,358	200,041	153,633
Accrued expenses and other current liabilities	439,525	452,829	499,827
Current liabilities held-for-sale	40,246	83,408	68,478
Total current liabilities	939,254	1,069,318	1,000,135
Long-term debt	290,549	331,191	331,647
Long-term lease liabilities	32,682	32,928	35,540
Other long-term liabilities	62,493	65,927	64,442
Long-term liabilities held-for-sale	—	—	10,725
Commitments and contingencies
Equity
Preferred stock, $0.01 par value, authorized 3,000,000 shares, none outstanding	—	—	—
Common stock, $0.01 par value, authorized 150,000,000 shares; issued and outstanding: 45,364,137 shares as of March 31, 2022, 45,840,260 shares as of December 31, 2021 and 45,791,712 shares as of March 31, 2021	454	458	458
Additional paid-in capital	515,262	559,752	554,186
Accumulated other comprehensive income (loss)	1,573	(3,359)	(3,714)
Retained earnings	402,550	410,831	352,610
Total Granite Construction Incorporated shareholders’ equity	919,839	967,682	903,540
Non-controlling interests	37,324	27,881	27,655
Total equity	957,163	995,563	931,195
Total liabilities and equity	$2,282,141	$2,494,927	$2,373,684

GRANITE CONSTRUCTION INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited - in thousands, except per share data)

Three Months Ended March 31,	2022	2021
Revenue
Construction	$474,935	$506,971
Materials	72,651	59,361
Total revenue	547,586	566,332
Cost of revenue
Construction	426,743	454,202
Materials	71,068	58,418
Total cost of revenue	497,811	512,620
Gross profit	49,775	53,712
Selling, general and administrative expenses	58,501	61,161
Other costs	8,214	74,309
Gain on sales of property and equipment, net	(332)	(2,245)
Operating loss	(16,608)	(79,513)
Other (income) expense
Interest income	(623)	(233)
Interest expense	3,575	5,372
Equity in (income) loss of affiliates, net	306	(268)
Other (income) expense, net	1,382	(226)
Total other expense, net	4,640	4,645
Loss from continuing operations before benefit from income taxes	(21,248)	(84,158)
Benefit from income taxes on continuing operations	(5,331)	(21,757)
Net loss from continuing operations	(15,917)	(62,401)
Net income (loss) from discontinued operations	6,096	(2,922)
Net loss	(9,821)	(65,323)
Amount attributable to non-controlling interests from continuing operations	(3,118)	(872)
Net loss attributable to Granite Construction Incorporated from continuing operations	(19,035)	(63,273)
Net income (loss) attributable to Granite Construction Incorporated from discontinued operations	6,096	(2,922)
Net loss attributable to Granite Construction Incorporated	$(12,939)	$(66,195)

Per share data
Basic continuing operations per share	$(0.42)	$(1.38)
Basic discontinued operations per share	0.13	(0.07)
Basic loss per share	$(0.29)	$(1.45)

Diluted continuing operations per share	$(0.42)	$(1.38)
Diluted discontinued operations per share	0.13	(0.07)
Diluted loss per share	$(0.29)	$(1.45)

Weighted average shares outstanding:
Basic	45,730	45,697
Diluted	45,730	45,697

GRANITE CONSTRUCTION INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited - in thousands)

Three Months Ended March 31,	2022	2021
Operating activities
Net loss	$(9,821)	$(65,323)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation, depletion and amortization	16,737	24,581
Amortization related to the 2.75% Convertible Notes	652	2,314
Gain on sale of discontinued operations	(6,234)	—
Gain on sales of property and equipment, net	(598)	(2,554)
Deferred income taxes	2,545	—
Stock-based compensation	2,614	1,065
Equity in net (income) loss from unconsolidated joint ventures	3,627	(418)
Net income from affiliates	(1,289)	(1,808)
Other non-cash adjustments	(299)	(573)
Changes in assets and liabilities	(58,114)	80,804
Net cash provided by (used in) operating activities	$(50,180)	$38,087
Investing activities
Purchases of marketable securities	(19,940)	(5,000)
Purchases of property and equipment	(31,269)	(18,777)
Proceeds from sales of property and equipment	2,483	3,004
Proceeds from the sale of discontinued operations	142,571	—
Issuance of notes receivable	(4,560)	—
Collection of notes receivable	111	4,470
Net cash provided by (used in) investing activities	$89,396	$(16,303)
Financing activities
Debt principal repayments	(63,059)	(2,150)
Cash dividends paid	(5,959)	(5,937)
Repurchases of common stock	(20,212)	(2,299)
Contributions from non-controlling partners	6,325	8,361
Distributions to non-controlling partners	—	(2,902)
Other financing activities, net	1	(65)
Net cash used in financing activities	$(82,904)	$(4,992)
Net increase (decrease) in cash, cash equivalents and restricted cash	$(43,688)	$16,792
Cash, cash equivalents and $1,512 in restricted cash at beginning of each period	413,655	437,648
Cash, cash equivalents and $1,512 in restricted cash at end of each period	$369,967	$454,440
Less: Cash, cash equivalents and $1,512 in restricted cash included in current assets held-for-sale at end of each period	9,056	13,607
Cash and cash equivalents of continuing operations at end of period	$360,911	$440,833

Non-GAAP Financial Information

The tables below contain financial information calculated other than in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). Specifically, management believes that non-GAAP financial measures such as EBITDA from continuing operations and EBITDA margin from continuing operations are useful in evaluating operating performance and are regularly used by securities analysts, institutional investors and other interested parties, and that such supplemental measures facilitate comparisons between companies that have different capital and financing structures and/or tax rates. We are also providing adjusted EBITDA from continuing operations and adjusted EBITDA margin from continuing operations, non-GAAP measures, to indicate the impact of Other costs which include a legal settlement charge, legal and accounting investigation fees, divestiture expenses and restructuring charges.

We provide adjusted income (loss) before provision for (benefit from) income taxes from continuing operations, adjusted provision for (benefit from) income taxes, adjusted net income (loss) from continuing operations attributable to Granite Construction Incorporated, and adjusted diluted earnings per share from continuing operations attributable to common shareholders, non-GAAP measures, to indicate the impact of the following:

•	Other costs which include a legal settlement charge, legal and accounting investigation fees, divestiture expenses and restructuring charges; and
•	Amortization of debt discount related to our 2.75% Convertible Notes.

Management believes that these additional non-GAAP financial measures facilitate comparisons between industry peer companies and management uses these non-GAAP financial measures in evaluating the Company's performance. However, the reader is cautioned that any non-GAAP financial measures provided by the Company are provided in addition to, and not as alternatives for, the Company's reported results prepared in accordance with U.S. GAAP. Items that may have a significant impact on the Company's financial position, results of operations and cash flows must be considered when assessing the Company's actual financial condition and performance regardless of whether these items are included in non-GAAP financial measures. The methods used by the Company to calculate its non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures. As a result, any non-GAAP financial measures provided by the Company may not be comparable to similar measures provided by other companies. The Company does not provide a reconciliation of forward-looking adjusted EBITDA margin from continuing operations to the most directly comparable forward-looking GAAP measure of net income (loss) attributable to Granite Construction Incorporated from continuing operations because the timing and amount of the excluded items are unreasonably difficult to fully and accurately estimate.

GRANITE CONSTRUCTION INCORPORATED
EBITDA AND ADJUSTED EBITDA(1)
(Unaudited - dollars in thousands)

Three Months Ended March 31,	2022	2021
Continuing Operations - EBITDA:
Net loss attributable to Granite Construction Incorporated from continuing operations	$(19,035)	$(63,273)
Depreciation, depletion and amortization expense from continuing operations(2)	17,058	14,843
Benefit from income taxes on continuing operations	(5,331)	(21,757)
Interest expense, net of interest income from continuing operations	2,952	5,139
EBITDA from continuing operations(1)	$(4,356)	$(65,048)
EBITDA margin from continuing operations(1)(3)	(0.8)%	(11.5)%

Continuing Operations - ADJUSTED EBITDA:
Other costs	$8,214	$74,309
Adjusted EBITDA from continuing operations(1)	$3,858	$9,261
Adjusted EBITDA margin from continuing operations(1)(3)	0.7%	1.6%

(1) We define EBITDA from continuing operations as U.S. GAAP net income (loss) attributable to Granite Construction Incorporated from continuing operations, adjusted for net interest expense, taxes, depreciation, depletion and amortization. Adjusted EBITDA and adjusted EBITDA margin from continuing operations exclude the impact of other costs as described above.

(2) Amount includes the sum of depreciation, depletion and amortization which are classified as cost of revenue and selling, general and administrative expenses in the condensed consolidated statements of operations.

(3) Represents EBITDA and adjusted EBITDA from continuing operations divided by consolidated revenue of $548 million and $566 million for the three months ended March 31, 2022 and 2021, respectively.

GRANITE CONSTRUCTION INCORPORATED

ADJUSTED NET INCOME RECONCILIATION

(Unaudited - in thousands, except per share data)

Three Months Ended March 31,	2022	2021
Loss from continuing operations before benefit from income taxes	$(21,248)	$(84,158)
Other costs	8,214	74,309
Amortization of debt discount	—	1,715
Adjusted loss before benefit from income taxes from continuing operations	$(13,034)	$(8,134)

Benefit from income taxes	$(5,331)	$(21,757)
Tax effect of adjusting items (1)	2,136	19,766
Adjusted benefit from income taxes	$(3,195)	$(1,991)

Net loss attributable to Granite Construction Incorporated from continuing operations	$(19,035)	$(63,273)
After-tax adjusting items	6,078	56,258
Adjusted net loss attributable to Granite Construction Incorporated from continuing operations	$(12,957)	$(7,015)

Diluted weighted average shares of common stock	45,730	45,697

Adjusted diluted loss per share attributable to common shareholders for continuing operations	$(0.28)	$(0.15)

(1) The tax effect of adjusting items was calculated using the Company’s estimated annual statutory tax rate.

Contacts:

Investors

Wenjun Xu, 831-761-7861

Or

Media

Erin Kuhlman, 831-768-4111

Source: Granite Construction Incorporated